Exhibit 10.9.4
AMENDMENT NO. 4
TO
TRINITY INDUSTRIES, INC.
1998 STOCK OPTION AND INCENTIVE PLAN
     WHEREAS, TRINITY INDUSTRIES, INC. (the “Company”) adopted the TRINITY INDUSTRIES, INC. 1998 STOCK OPTION AND INCENTIVE PLAN (the “Plan”); and
     WHEREAS, pursuant to Section 22 of the Plan, the Board reserved the right to amend any provision of the Plan; and
     WHEREAS, the Board has determined that it is appropriate to amend Section 25 of the Plan to allow greater flexibility for Participants who are subject to tax withholding obligations related to Awards under the Plan;
     NOW, THEREFORE, the Plan is amended as follows:
I.
     Section 25 of the Plan is amended by adding a new paragraph (c) and (d) to read as follows:
     “(c) With respect to any Award, other than a Stock Option award, unless the Committee shall otherwise determine, the recipient of the Award may elect to provide for withholding of federal, state and local taxes and federal payroll taxes at a rate up to the maximum marginal rate for such taxes, in addition to withholding for such taxes required under Section 25(a) above. Any such additional tax withheld at the election of the recipient shall be satisfied either (a) by payment by the recipient to the Company of an amount of such withholding obligation in cash; (b) in the case of cash Awards, through retention by the Company of cash equal to the amount of the additional withholding requested; or (c) in the case of Awards deliverable in Shares, through retention by the Company of a number of Shares having a Fair Market Value equal to the amount of the additional withholding requested. The cash payment or amount equal to the Fair Market Value of the Shares so withheld, as the case may be, shall be remitted by the Company to the appropriate taxing authorities. The Committee may determine from time to time the time and manner in which the recipient may elect to satisfy such additional withholding requested by either the Cash Method or the Share Retention Method.”
     “(d) With respect to Stock Option awards, unless the Committee shall otherwise determine, the Participant may elect to provide for withholding of federal, state and local taxes and federal payroll taxes beyond the withholding for such taxes as required under Section 25(a) above up to the maximum marginal rate for such taxes. Any such additional tax withheld shall be satisfied, at the election of the recipient of the Stock Option award, either (a) by payment by the recipient to the Company of an amount of such withholding in cash or (b) through delivery to the Company of a number of Shares that have been owned for at least six months having a Fair Market Value equal to the amount of the additional withholding requested. The cash payment or amount equal to the Fair Market Value of the Shares so withheld, as the case may be, shall be remitted by the Company to the appropriate taxing authorities. The Committee may determine from time to time the time and manner in which the recipient may elect to satisfy any such additional withholding by the delivery of either cash or shares. Notwithstanding the foregoing, in the event a recipient of a Stock Option award elects to provide for additional withholding, as described above, and the Committee determines, in its sole discretion, that such additional withholding would result in (i) a modification of the recipient’s Stock Option award and (ii) a violation of Section 409A of the Code, and as a result, such Stock Option award would be subject to the taxes described in Section 409A(a)(1) of the Code, no additional withholding shall be permitted with respect to such Stock Option award.
II.
     In all other respects, the terms of the Plan are ratified and confirmed.
     Executed this                                         day of                                        , 2005.

TRINITY INDUSTRIES, INC.

By:

Name:

Title: